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                                                                           EXHIBIT 12
CENTRAL HUDSON GAS & ELECTRIC CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES
 AND PREFERRED DIVIDENDS
                                                   Year Ended December 31,
                                        1997     1996      1995      1994      1993
   Earnings:
A.  Net Income                        $ 55,086 $ 56,082  $ 52,722  $ 50,929  $ 50,390
B.  Federal Income Tax                  26,237   31,068    28,687    26,806    27,158
C.   Earnings before Income Taxes     $ 81,323 $ 87,150  $ 81,409  $ 77,735  $ 77,548
D.  Total Fixed Charges <FN1>           27,148   27,231    30,433    32,679    33,820
E. Total Earnings                     $108,471 $114,381  $111,842  $110,414  $111,368

   Preferred Dividend Requirements:
F.  Allowance for Preferred Stock
     Dividends Under IRC Sec 247      $  3,230 $  3,230  $  4,903  $  5,127  $  5,562
G.  Less Allowable Dividend Deduction      127      127       528       528       528
H.  Net Subject to Gross-up              3,103    3,103     4,375     4,599     5,034
I.  Ratio of Earnings before Income
     Taxes to Net Income (C/A)           1.476    1.554     1.544     1.526     1.539
J.  Pref. Dividend (Pre-tax) (HxI)       4,580    4,822     6,755     7,018     7,747
K.  Plus Allowable Dividend Deduction      127      127       528       528       528
L. Preferred Dividend Factor             4,707    4,949     7,283     7,546     8,275
M. Fixed Charges (D)                    27,148   27,231    30,433    32,679    33,820
N.  Total Fixed Charges
     and Preferred Dividends          $ 31,855 $ 32,180  $ 37,716  $ 40,225  $ 42,095
O. Ratio of Earnings to Fixed
    Charges (E/D)                         4.00     4.20      3.68      3.38      3.29
P. Ratio of Earnings to Fixed Charges
    and Preferred Dividends (E/N)         3.41     3.55      2.97      2.74      2.65
      <FN1> Includes a portion of rent expense deemed to be representative of the interest factor.
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